Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Registration Statement on Form S-1 of Oragenics, Inc. (the “Company”) of our report dated March 14, 2025, related to the consolidated financial statements of the Company as of and for the year ended December 31, 2024, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida
June 27, 2025